Exhibit 10.32
BOC FLUE GAS AGREEMENT OF SALE

THIS AGREEMENT (the "Agreement") is made and entered into as of the 10th day of October, 2002 by and between THE BOC GROUP, INC. ("Buyer") and NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP ("Seller").

WHEREAS, Seller currently operates or causes the operation of a cogeneration power plant located in Bellingham, Massachusetts; and
WHEREAS, Gas (defined below) is a by-product of the cogeneration plant's natural gas combustion process; and
WHEREAS, Buyer is engaged in the business of purifying and processing such Gas to extract carbon dioxide ("CO2") for sale to its customers; and
WHEREAS, Buyer is desirous of purchasing from Seller the Gas by-product of Seller's natural gas combustion process.
NOW THEREFORE, for and in consideration of the promises hereinafter contained, Seller and Buyer hereby agree as follows:
1. DEFINITIONS

Unless defined elsewhere in this Agreement, the capitalized terms used in this Agreement shall have the meanings set forth in this Section. The terms defined below or used elsewhere in this Agreement shall be deemed to refer to the singular or plural as the context requires.

1.1. "Contract Year" shall mean a twelve (12)-month period beginning at 12:00:01 a.m. on the Effective Date or any subsequent anniversary thereof until the termination of this Agreement.

1.2. "Deliver" or "Delivery" shall mean, with respect to Gas, the point and time at which the Gas stream is diverted from Seller's Plant and enters the Facility and such delivery point shall be demarcated by the point immediately downstream of the No. 1 and No. 2 Facility Bypass Dampers as shown on drawing number PR-06-1001, revision 3, a copy of which is attached hereto as Exhibit A.

1.3. "Effective Date" shall mean the date set forth above.

1.4. "Facility" shall mean Seller's existing building and apparatus located in Bellingham, Massachusetts, including all future additions, changes, or alterations thereto, required for the processing of Gas into Product and the storage/terminal facilities for such Product, and which is leased, maintained and operated by Buyer pursuant to the terms of the Lease Agreement.

1.5. "Gas" shall mean the gaseous stream produced by combustion of natural gas at Seller's Plant.
1.6. "Initial Term" shall mean the period of time commencing on January 1, 2003 through September 14, 2016.
1.7. "Lease Agreement" shall mean that certain Operating Lease Agreement dated October 10, 2002 between Buyer and Seller.
1.8. "Praxair Agreement" shall mean the Flue Gas Supply Agreement, dated October 10, 2002, between Seller and Praxair, Inc.
1.9. "Price" shall mean the nominal price for Gas which Buyer pays to Seller as described in Section 5 below.
1.10. "Product" shall mean the purified and liquefied or solid CO2 produced by the Facility.
1.11. "Relevant Agreements" shall mean collectively: (i) the Lease Agreement and (ii) that certain On-Site Steam Supply Agreement dated October 10, 2002 by and between Seller and Buyer.

1.12. "Seller's Plant" shall mean Seller's existing cogeneration power plant and any additions or modifications and replacements thereto, located in Bellingham, Massachusetts which is associated with the Facility.

1.13. "Ton" shall mean a short ton of two thousand (2,000) pounds.
2. QUANTITY

2.1. At any time that the Seller's Plant is operating at least one combustion turbine using natural gas, Seller shall make available and Deliver to Buyer the lesser of (i) 45% of all Gas produced by the Seller's Plant or (ii) an amount of Gas containing carbon dioxide of sufficient quantities to manufacture a maximum daily quantity of 157.5 Tons of carbon dioxide per day; provided, however, that in the event of the termination or expiration of the Praxair Agreement, Seller shall make available the lesser of (x) all Gas produced by the Seller's Plant or (y) an amount of Gas containing carbon dioxide of sufficient quantities to manufacture a maximum daily quantity of 350 Tons of carbon dioxide per day. If any governmental regulatory permit which restricts the quantity of manufactured carbon dioxide to 350 Tons per day at the Facility is revised during the Initial Supply Period such that the quantity of manufactured carbon dioxide can be increased, then Seller will increase the quantity of Gas to sufficient quantities to manufacture a maximum daily quantity of 350 Tons per day of carbon dioxide per day referenced in the preceding sentence proportionately to the increase in the allowed quantity of manufactured carbon dioxide permitted in the revised government regulatory permit. Upon such increase, Seller shall make available and Deliver to Buyer 50% of all Gas produced by Seller's Plant at any time that the Seller's Plant is operating at least one combustion turbine using natural gas.

2.2. Buyer acknowledges that Gas is a by-product of Seller's manufacturing operations and Seller shall have no obligation to operate Seller's Plant solely to supply Gas to Buyer. Seller further acknowledges that any modification at Seller's Plant, including without limitation, a change to the process or operation, construction, testing or shutdown of facilities, upgrade, renovation or debottlenecking of any process pipelines equipment at Seller's Plant could affect the composition of the Gas delivered hereunder ("Modification"). Seller agrees to notify Buyer during the planning stage of any Modification that may impact the quantity or the quality of Gas delivered under this Agreement and to permit Buyer access to all relevant information concerning the effect of the Modification in the Gas in whatever form Seller may have such information.

3. QUALITY

3.1. In the event that (a) any Gas available for Delivery to Buyer hereunder fails to meet the specifications set forth below and (b) Buyer is unable to produce CGA Grade I Product (as such standard exists on the date of this Agreement) with such Gas Buyer may reject Delivery of such Gas. Rejection of non-usable Gas shall be Buyer's sole remedy for the Delivery of non-usable Gas; provided, however, that nothing contained in this Agreement shall be deemed to limit the remedies available to Buyer under the Relevant Agreements.

NEA Bellingham Cogeneration Facility
Flue Gas Specifications
Composition, Volume %	CO2	2.91 (min.)
	H20	9.62 to 12.84
	O2	12.24 to 15.10
	N2 + Air	Balance
Impurities, dry ppm(1)	SO2	0.5
	NOx	25.0
Volatile Organic Compounds (VOC)		3.0
CO		25.0
(1) Based on 15% O2.
4. PRICE
Buyer shall pay Seller the Price of one dollar ($1.00) per Contract Year for rights to process Gas as provided herein.
5. RIGHTS OF INSPECTION

Each party shall keep, in accordance with generally accepted accounting principles consistently applied, separate records together with all supporting documents and allow the other party (the "Auditing Party") or its authorized representative subject to a confidentiality agreement acceptable to the party to be audited at all reasonable times upon no less than fourteen (14) days prior written notice to inspect any information relevant to the compliance by that party with its obligations under this Agreement. The Auditing Party shall bear the expense of this inspection.

6. TAXES

Buyer shall pay all taxes, except income, real estate or franchise taxes, imposed on Seller or Seller's property relating directly to the purchase of Gas by, or the Delivery of Gas to, Buyer hereunder. Buyer shall bear any sales taxes or other taxes, if applicable, that may be imposed on the transfer of Gas from Seller to Buyer or shall provide to Seller an applicable sales tax exemption certificate, such as a certificate for resale.

7. WARRANTIES

THERE ARE NO EXPRESS WARRANTIES BY SELLER AND NO IMPLIED WARRANTIES BY SELLER (OTHER THAN OF TITLE AS PROVIDED IN THE UNIFORM COMMERCIAL CODE) OR OTHERWISE CREATED UNDER THE UNIFORM COMMERCIAL CODE INCLUDING WITHOUT LIMITATION WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. SELLER WARRANTS THAT ALL GAS DELIVERED TO BUYER HEREUNDER SHALL BE DELIVERED FREE FROM ANY SECURITY INTEREST, LIEN, ENCUMBRANCE OR ROYALTY OBLIGATION.

8. CLAIMS

Claims shall be made promptly after a party discovers grounds therefor and the other party shall be given thirty (30) days to investigate any such claim before the claimant may resort to any other remedy provided in this Agreement.

9. RISK OF LOSS
Title to, and risk of loss of, Gas shall pass from Seller to Buyer when the Gas is Delivered to Buyer at the Facility.
10. FORCE MAJEURE

10.1. In the event of any failure to deliver or accept delivery of Gas or delay in the performance of either party's obligations hereunder, caused directly or indirectly by fires, floods, accidents, explosions, equipment failure, power interruptions (whether or not permitted under an interruptible power contract), strikes or other differences with workmen, delays in transportation, acts of God, condemnation by municipal authority, restraints, restrictions or regulations of government, or for any other cause, whether similar or dissimilar to the foregoing, which is beyond the reasonable control of the party affected thereby, the party whose performance is so affected by any such cause shall have such additional time within which to perform its obligations hereunder, or as may be reasonably necessary to resume performance, provided that, in any such event, quantities not delivered or accepted prior to the end of the Contract Year as a result of such cause shall be canceled with no liability or obligation therefore by either party and shall not affect the obligations of the parties with respect to any subsequent Contract Year.

11. INDEMNIFICATION

11.1. General. Except as otherwise set forth in this Agreement, each party (the "Indemnifying Party") agrees to indemnify and hold the other party, its directors, officers, partners, agents, and employees ("Indemnitees") harmless from and against any and all claims, damages, losses, demands, liabilities and actions or causes of action, including any and all cost or expense of any kind or nature related thereto (including court costs and reasonable attorneys' fees) asserted by any person other than a party, or their affiliates (collectively, "Claims") including Claims resulting from bodily injury, death or damage to property of any person, to the extent arising out of or caused by the reckless, negligent or willful acts or omissions of the Indemnifying Party arising from or in connection with its obligations hereunder.

11.2. Notice and Defense. In the event an Indemnitee seeks to be indemnified hereunder, it shall promptly notify the Indemnifying Party in writing of the facts and circumstances upon which any such Claim is based; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder. The Indemnifying Party shall defend each Claim which is less than or equal to the amounts set forth in Section 11.3 with counsel of its sole choice and shall have the sole authority to settle or compromise the same. As long as the Indemnifying Party defends a Claim, the party bringing the Claim shall not be responsible for the fees of attorneys retained separately by it. Upon the Indemnifying Party's request, Indemnitee shall cooperate with the Indemnifying Party in the defense of each Claim with such cooperation including providing information necessary to answer interrogatories, producing requested documents and making employees available as witnesses at oral deposition and/or trial.

11.3. Indemnification Caps. Notwithstanding any other provision hereof, the parties' indemnification obligations under this Section 11 with respect to any matter arising out of, under or in connection with this Agreement shall not exceed in the aggregate US$500,000 per Claim or event, subject to a total aggregate capped amount of US$1,000,000 over the term of this Agreement.

11.4. Payments. Any payment made by a party pursuant to this Section in respect of any Claim shall be net of any insurance proceeds realized by and paid to the Indemnitee in respect of such Claim and shall be reduced by an amount equal to any tax benefits realized by the Indemnitee which are attributable to such Claim.

11.5. Other Limitations. Except for the indemnification obligations set forth in Sections 11.1, 11.2 and 11.3, in no event shall either party be liable hereunder to the other party for any indirect, incidental, special or consequential damages, including, but not limited to, lost profits, loss of use or business interruptions under any circumstances, caused by or arising out of, in whole or in part, any negligent act or omission, even if advised of the possibility of such damages.

12. TERM AND TERMINATION
12.1. Subject to Sections 12.2 and 12.3, this Agreement shall commence on the Effective Date and shall remain in full force and effect through the Initial Term.

12.2. This Agreement may be terminated by either party (the "non-defaulting party") if any of the following events occur by or with respect to the other party (the "defaulting party"): (i) the defaulting party is in breach of any of its obligations hereunder and fails to cure such breach within thirty (30) days of receipt of written notice from the non-defaulting party or (ii) any insolvency of the defaulting party, any filing of a petition in bankruptcy by or against the defaulting party, any appointment of a receiver for the defaulting party, or any assignment for the benefit of the defaulting party's creditors; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the proceeding is not dismissed within sixty (60) days after the filing thereof.

12.3. This Agreement shall terminate upon termination or expiry of either of the Relevant Agreements.

12.4. Termination shall not release either party from any obligation or liability incurred prior to the date of termination. In all other respects, the rights and obligations of the parties to this Agreement which expressly or by implication come into or continue in force after the date of termination or expiration of this Agreement shall survive termination or expiration. Neither party shall have any liability to the other party for terminating the Agreement pursuant to this Section 12.

13. ASSIGNMENT

This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and permitted assigns. This Agreement may not be assigned by either party hereto without (a) assignment of all the Relevant Agreements and (b) the prior written consent of the other party, provided that such consent shall not be unreasonably withheld or delayed; except (i) Seller may assign this Agreement, to its lenders, subject to the consent and agreement, the form of which is attached hereto as Exhibit B; and (ii) either party may assign this Agreement, together with the Relevant Agreements and the Three Party Agreement, dated as of October 10, 2002, by and among, Buyer, Seller and Praxair, or any of its rights hereunder to any of such parties' affiliates, or to any creditworthy entity who succeeds (by purchase, merger, operation of law or otherwise) to all or substantially all of the capital stock or partnership interests (as the case may be), or the assets or business of such party, if such entity agrees in writing to assume and be bound by all of the obligations of such party under this Agreement. Any purchaser of the Seller's Plant shall be deemed to be a creditworthy entity. Any assignment shall not relieve the assigning party of its responsibility for its obligations hereunder.

14. CONFIDENTIALITY

The Parties hereby agree to comply with the confidentiality provisions set forth in Section 10 of the Lease Agreement in connection with the performance of each Party's obligations under this Agreement.

15. NOTICES

Unless otherwise specifically provided for herein, all notices, consents, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given if delivered personally or sent by telex, telecopy, facsimile transmission, or certified mail (postage prepaid, return receipt requested). Until another address or addressee shall be furnished in writing by either party, notices shall be given in duplicate, addressed as follows:

If to Seller	Northeast Energy Associates, A Limited Partnership c/o FPL Energy, LLC 700 Universe Blvd. P.O. Box 14000 Juno Beach, FL 33408 Attention: Business Manager
If to Buyer:	The BOC Group, Inc. 575 Mountain Avenue Murray Hill, New Jersey 07974 Attention: Vice President Product Management
With a copy to:	The BOC Group, Inc. 575 Mountain Avenue Murray Hill, New Jersey 07974 Attention: Law Department
16. RELATIONSHIP OF PARTIES

The parties, for all purposes under this Agreement, shall be considered independent contractors and the relationship of Buyer and Seller shall under no circumstances be deemed that of master and servant, principal and agent, employer and employee, partners, or joint venturers. Neither party has the right or authority to enter into any contract, warranty, guaranty or other undertaking in the name or for the account of the other party, or to assume or create any obligation or liability of any kind, express or implied, on behalf of the other party, or to bind the other party in any manner whatsoever, or to hold itself out as having any right, power or authority to create any such obligation or liability on behalf of the other or to bind the other party in any manner whatsoever (except as otherwise provided by this Agreement or as to any other actions taken by either party at the express written request and direction of the other party).

17. GENERAL PROVISIONS

17.1. Title and Section Headings. The title and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or of any provision hereof.

17.2. Entire Agreement. Except as otherwise provided herein, this Agreement and the attached Exhibits set forth in the entire agreement between Buyer and Seller regarding the subject matter hereof and supersedes and cancels all prior and contemporaneous agreements and understandings between the parties, whether oral or written.

17.3. Modifications. No extension (whether pursuant hereto or otherwise), amendment, modification, change, waiver or discharge of, or addition to, any provision of this Agreement shall be effective unless the same is in writing and is signed or otherwise assented to in writing by an authorized individual on behalf of Buyer and Seller, and unless such writing specifically states that the same constitutes such an amendment, modification, change, waiver or discharge of, or addition to, one or more provisions of this Agreement.

17.4. Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby and it is in the intention of the parties that any such provision be reformed so as to make it enforceable to the maximum extent permissible under applicable law.

17.5. Governing Law. The provisions of this Agreement shall be governed and construed in all respects in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of law rules.

17.6. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.7. Approvals. In the event approvals or notifications of any governmental authorities are needed for the effectiveness of this Agreement, then this Agreement shall not become effective until such approvals are obtained or such notifications have become effective. Each party shall provide any reasonably requested assistance to the other party in obtaining any such approval or to give any notice, as and when needed.

17.8. Purchase Orders. The parties may, from time to time, use purchase orders, acknowledgments, websites, clickthrough agreements, EDI documents, or other instruments to order, acknowledge, or specify delivery times, suspensions, quantities, or other similar specific matters concerning Gas, or relating to performance hereunder, but the same are intended for convenience and record purposes only and any provisions that may be contained therein are not intended to (nor shall they serve to) add to or otherwise amend or modify any provision of this Agreement, even if signed or accepted on behalf of either party with or without qualification.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.
NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP By Northeast Energy, LP, its General Partner By ESI Northeast Energy GP, its Administrative General Partner		THE BOC GROUP, INC.
By:	RONALD SCHEIRER	By:	R S GRANT

Name: Title:	Ronald Scheirer Vice President	Name: Title:	R. S. Grant Vice President

Exhibit A
Delivery Point of Gas

Exhibit B
Form of Consent and Agreement